Contact:    Jerome I. Feldman                   Scott N. Greenberg
            President &                         Executive Vice President &
            Chief Executive Officer             Chief Financial Officer
            (212) 230-9508                      (212) 230-9529

                       GP STRATEGIES REPORTS BUY-OUT OFFER
                              FROM AN AFFILIATE OF
                        VERONIS SUHLER & ASSOCIATES INC.
                             AND COMPANY MANAGEMENT

FOR IMMEDIATE RELEASE:

      New York,  New York,  September 1, 1999 . . . .GP  Strategies  Corporation
(NYSE:GPX) announced today that it has received a proposal from VS&A Communications Partners III, L.P. ("VS&A"), a $1 billion equity investment fund that is affiliated with Veronis Suhler & Associates Inc., and from Company management to acquire by merger all of the outstanding Common Stock and Class B Capital Stock of the Company for minimum prices of $13.00 per share for the Common Stock and $14.625 per share for the Class B Capital Stock, payable in cash upon consummation of the merger. The proposal is not conditioned upon financing. Veronis Suhler & Associates Inc. is a leading merchant bank specializing in the media, communications, and information industries.

      VS&A and Jerome Feldman, Scott Greenberg and John McAuliffe, directors, officers and stockholders of the Company, and John Moran and Douglas Sharp, stockholders of the Company and officers of the Company's subsidiary, General Physics Corporation, have entered into a Stockholders Agreement, pursuant to which each of such individuals has agreed, among other things, solely in his capacity as a stockholder of the Company, (i) not to encourage, solicit, engage in, or initiate discussions or negotiations with any third party concerning any merger, tender offer, or similar transaction involving, or any purchase of 10% or more of the assets or any equity securities of, the Company or any of its subsidiaries, (ii) not to engage in any discussion or negotiation with any third party with respect to any employment arrangement related to such an acquisition proposal by a third party, and (iii) to use his best efforts to cause the consummation of the VS&A merger, including by voting all of his shares in the Company in favor of such merger. Each of such individuals will also be a member of the limited liability company being formed to effectuate the proposed VS&A merger and will enter into an employment agreement with the Company effective upon consummation of the VS&A merger.




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      Neither the Company nor VS&A will have any binding obligation with respect to the proposed merger until the execution of a definitive merger agreement, and the proposal is subject to the satisfactory completion of due diligence. The VS&A proposal provides that it will be considered withdrawn without further action if a definitive merger agreement has not been executed and delivered prior to 5:00 p.m. Eastern Daylight Savings Time on September 21, 1999. There can be no assurances that the proposed VS&A transaction, or any other transaction, will be consummated at the prices contained in the VS&A proposal or at all.

      In light of the interest that management has in the proposed VS&A merger, a Special Negotiating Committee has been appointed by the Company's Board of Directors to evaluate, negotiate, and approve or disapprove the terms and conditions of the VS&A proposal. The Special Negotiating Committee has retained counsel and is currently interviewing potential financial advisors.

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